UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                               SimPlayer.com Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Ordinary Shares, NIS 0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M8411K107
                   -------------------------------------------
                                 (CUSIP Number)


           Howard S. Rosenblum, Esq., Testa, Hurwitz & Thibeault, LLP
                125 High Street, Boston, MA 02110 (617) 248-7000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 March 28, 2000
                   -------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 2 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Evisionllc.com, LLC
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                2,387,919 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,387,919 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                0 Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919 Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 3 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        SHG.COM LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 4 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        GOG LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 5 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        ECO LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 6 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        SABLINE LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 7 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        MARIN.COM LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

-------------------                                          -------------------
CUSIP NO. M8411K107                                          PAGE 8 OF 11 PAGES
-------------------                                          -------------------
------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        NILETT LLC*
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS (SEE INSTRUCTIONS)

        00 (see Item 3)
------- ------------------------------------------------------------------------
  5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                           [_]

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware, U.S.
------- ------------------------------------------------------------------------
                           7    SOLE VOTING POWER

                                0 Shares
        NUMBER OF         ----- ------------------------------------------------
         SHARES            8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,387,919* Shares
          EACH            ----- ------------------------------------------------
        REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 Shares
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                2,387,919* Shares
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,387,919* Shares
------- ------------------------------------------------------------------------
   12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                           [_]

------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        24.7%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        00(LLC)
------- ------------------------------------------------------------------------
* As a member owning 16.67% of Evisionllc.com, LLC, The Reporting Person disclaims beneficial ownership of the Ordinary Shares held by Evisionllc.com, LLC other than its ownership percentage therein.

ITEM 1.  SECURITY AND ISSUER:
         --------------------

         This statement on Schedule 13D ( the "Statement") relates to the Ordinary Shares, NIS 0.01 Par Value ("Ordinary Shares") of SimPlayer.com Ltd., a company organized under the laws of Israel (the "Issuer"). The address of the Issuer's principal executive offices is 2 Mohaliver Street, Yehood, Israel, 56207.

ITEM 2.  IDENTITY AND BACKGROUND
         -----------------------

         (a) - (c), (f) This Statement is filed by each of the seven persons listed in the table below. Each person is referred to herein as a "Reporting Person"; and all seven persons are referred to herein as the "Reporting Persons". The Reporting Persons described in line 2 - 6 in the table below (the "Members"), are members of EVISION LLC.COM, LLC ("Evision"), the Reporting Person described in line 1 of such table and the purchaser of 2,387,919 Ordinary Shares. Each of the Members owns a 16.67% interest in Evision. Each Member disclaims beneficial ownership of any Ordinary Shares owned by Evision other than its percentage interest therein.

         The name, the state or other place of its organization, its principal business and the address of its principal business of each Reporting Person and of the Managing Directors of such Reporting Person are set forth below.

         (d) - (e) Each Reporting Person represents, severally and not jointly, that such Reporting Person has not during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body or competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State Securities laws or finding any violation with respect to such laws.

     Name                        Place of Organization        Principal Business        Address of its Principal and Business
     ----                        ---------------------        ------------------        -------------------------------------
1    Evisionllc.com, LLC (1)     Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
2    SHG.Com LLC                 Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
3    ECO LLC                     Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
4    GOG LLC                     Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
5    SABLINE LLC                 Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
6    MARIN.COM LLC               Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431
7    NILETT LLC                  Delaware                     Holding Company           One Boca Place, Suite 34 West,
                                                                                        2255 Glades Road,
                                                                                        Boca Raton, FL 33431

(1) Does not have power to vote or dispose of the Ordinary Shares without authorization from the Members.

ITEM 4.  PURPOSE OF TRANSACTION:
         -----------------------

         Certain former shareholders of the Issuer which sold their holdings of the Issuer's Ordinary Shares to EVISIONLLC.COM, LLC ("Evision") have exercised their option to repurchase 838,999 such shares.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER:
         -----------------------------------------

         Evision is the record owner of 2,387,919 Ordinary Shares. Each Member owns 16.67% of Evision. Each such member disclaims beneficial ownership of any Ordinary Shares owned by Evision, other than its percentage interest therein.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13D DATED AS OF OCTOBER 1, 1999 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO ORDINARY SHARES OF SIMPLAYER.COM LTD. REMAIN UNCHANGED.

                                  SCHEDULE 13D


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   April 7, 2000

EVISION.LLC.COM, LLC

By:  /s/ Barry O'Callaghan
     -------------------------
     Name: Barry O'Callaghan
     Title: Managing Director

SHG.COM LLC

By:  /s/ Yoel Givol
     -------------------------
     Name: Yoel Givol
     Title: Managing Director

GOG LLC

By:  /s/ Gal Givol
     -------------------------
     Name: Gal Givol
     Title: Managing Director

ECO LLC

By:  /s/ Gal Givol
     -------------------------
     Name: Gal Givol
     Title: Managing Director

MARIN.COM LLC

By:  /s/ Barry O'Callaghan
     -------------------------
     Name: Barry O'Callaghan
     Title: Managing Director

SABLINE LLC

By:  /s/ Barry O'Callaghan
     -------------------------
     Name: Barry O'Callaghan
     Title: Managing Director

NILETT LLC

By:  /s/ Barry O'Callaghan
     -------------------------
     Name: Barry O'Callaghan
     Title: Managing Director